EXHIBIT 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Westfield Financial, Inc.'s Registration Statement Nos. 333-73132 and 333-98903 on Forms S-8 of our report dated March 10, 2006 relating to the consolidated financial statements of Westfield Financial, Inc. and subsidiaries as of December 31, 2005 and for the year then ended appearing in this Annual Report on Form 10-K.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
March 13, 2006

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